                                                                    EXHIBIT 4.2


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                               CREDIT AGREEMENT

                                  dated as of

                                 April 3, 2000

                                     among

                              CELLCO PARTNERSHIP
                    BELL ATLANTIC MOBILE OF ROCHESTER, L.P.
                       NEW YORK SMSA LIMITED PARTNERSHIP
                       SYRACUSE SMSA LIMITED PARTNERSHIP
                       The Initial Obligors Party Hereto

                           The Lenders Party Hereto

                           THE CHASE MANHATTAN BANK,
                          as Co-Administrative Agent,
                        Funding Agent and Paying Agent

                                      and

                  CITIBANK, N.A., as Co-Administrative Agent

                          --------------------------

             CHASE SECURITIES INC. and SALOMON SMITH BARNEY INC.,
                    Lead Arrangers and Joint Book Managers

                        BANC OF AMERICA SECURITIES LLC,
                               Syndication Agent

                       NATIONAL AUSTRALIA BANK LIMITED,

                           FIRST UNION NATIONAL BANK

                                      and

                        TORONTO DOMINION (TEXAS), INC.,
                            Senior Managing Agents

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                               TABLE OF CONTENTS

                                                                            Page

                                   ARTICLE I

                                  Definitions

SECTION 1.01.    Defined Terms.............................................    1
SECTION 1.02.    Classification of Loans and Borrowings....................   22
SECTION 1.03.    Terms Generally...........................................   22
SECTION 1.04.    Accounting Terms; GAAP....................................   23


                                  ARTICLE II

                                  The Credits

SECTION 2.01.    Commitments...............................................   23
SECTION 2.02.    Loans and Borrowings......................................   24
SECTION 2.03.    Requests for Committed Borrowings.........................   25
SECTION 2.04.    Competitive Bid Procedure.................................   26
SECTION 2.05.    Swingline Loans...........................................   29
SECTION 2.06.    Funding of Borrowings.....................................   31
SECTION 2.07.    Interest Elections........................................   31
SECTION 2.08.    Termination and Reduction of Commitments..................   33
SECTION 2.09.    Repayment of Loans; Evidence of Debt......................   34
SECTION 2.10.    Prepayment of Loans.......................................   36
SECTION 2.11.    Fees......................................................   37
SECTION 2.12.    Interest..................................................   37
SECTION 2.13.    Alternate Rate of Interest................................   38
SECTION 2.14.    Increased Costs...........................................   39
SECTION 2.15.    Break Funding Payments....................................   40
SECTION 2.16.    Taxes.....................................................   41
SECTION 2.17.    Payments Generally; Pro Rata Treatment;
                 Sharing of Set-offs.......................................   43

SECTION 2.18.    Mitigation Obligations; Replacement of Lenders............   45

                                  ARTICLE III

                        Representations and Warranties

SECTION 3.01.    Organization; Powers......................................   46
SECTION 3.02.    Authorization; Enforceability.............................   46
SECTION 3.03.    Governmental Approvals; No Conflicts......................   47
SECTION 3.04.    No Material Adverse Change................................   47
SECTION 3.05.    Properties................................................   47
SECTION 3.06.    Litigation and Environmental Matters......................   48
SECTION 3.07.    Compliance with Laws and Agreements.......................   48
SECTION 3.08.    Investment and Holding Company Status.....................   48
SECTION 3.09.    Taxes.....................................................   49
SECTION 3.10.    ERISA.....................................................   49
SECTION 3.11.    Disclosure................................................   49
SECTION 3.12.    Representations of Initial Obligors.......................   50



                                  ARTICLE IV

                                  Conditions

SECTION 4.01.    Effective Date............................................   50
SECTION 4.02.    Each Credit Event.........................................   51


                                   ARTICLE V

                             Affirmative Covenants

SECTION 5.01.    Financial Statements and Other Information................   52
SECTION 5.02.    Notices of Material Events................................   53
SECTION 5.03.    Existence; Conduct of Business............................   54
SECTION 5.04     Payment of Obligations....................................   54
SECTION 5.05.    Maintenance of Properties; Insurance......................   54
SECTION 5.06.    Books and Records; Inspection Rights......................   55
SECTION 5.07.    Compliance with Laws......................................   55
SECTION 5.08.    Use of Proceeds...........................................   55



                                  ARTICLE VI

                              Negative Covenants

SECTION 6.01.    Subsidiary Indebtedness..................................    56

SECTION 6.02.    Liens.....................................................   57
SECTION 6.03.    Fundamental Changes; Asset Sales..........................   57
SECTION 6.04.    Transactions with Affiliates..............................   58
SECTION 6.05.    Sale and Leaseback Transactions...........................   58
SECTION 6.06.    Restrictive Agreements....................................   59
SECTION 6.07.    Leverage Ratio............................................   59

                                  ARTICLE VII

                 Events of Default.........................................   60


                                 ARTICLE VIII

                 The Administrative Agent..................................   63


                                  ARTICLE IX

                 Cellco Guarantee..........................................   65

SECTION 9.01     Guarantee.................................................   65
SECTION 9.02     Obligations Not Waived....................................   66
SECTION 9.03     Guarantee of Payment......................................   66
SECTION 9.04     No Discharge or Diminishment of Guarantee.................   66
SECTION 9.05     Defenses of Other Borrowers Waived........................   67
SECTION 9.06     Agreement to Pay; Subrogation.............................   67


                                   ARTICLE X

                                 Miscellaneous

SECTION 10.01.   Notices...................................................   68
SECTION 10.02.   Waivers; Amendments.......................................   69
SECTION 10.03.   Expenses; Indemnity; Damage Waiver........................   71
SECTION 10.04.   Successors and Assigns....................................   72
SECTION 10.05    Survival..................................................   75
SECTION 10.06.   Counterparts; Integration; Effectiveness..................   76
SECTION 10.07.   Severability..............................................   76
SECTION 10.08.   Right of Setoff...........................................   76

SECTION 10.09.   Governing Law; Jurisdiction; Consent to
                 Service of Process........................................   77

SECTION 10.10.   WAIVER OF JURY TRIAL......................................   78

SECTION 10.11.   Headings..................................................   78

SECTION 10.12.   Confidentiality...........................................   78

SECTION 10.13.   Interest Rate Limitation..................................   79
SECTION 10.14.   Non-Recourse..............................................   79

SCHEDULES:
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Schedule 2.01(a) -- Commitments
Schedule 2.01(b) -- Contemplated Contributed Assets
Schedule 3.06 -- Disclosed Matters
Schedule 6.01 -- Existing Subsidiary Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.06 -- Existing Restrictions

EXHIBITS:
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Exhibit A -- Form of Assignment and Acceptance
Exhibit B -- Forms of Opinions of Borrowers' Counsel
Exhibit C -- Form of PCS Nucleus Security Agreement
Exhibit D -- Form of Subsidiary Guarantee

                                          CREDIT AGREEMENT dated as of April 3,
                               2000 among CELLCO PARTNERSHIP, a Delaware general partnership ("Cellco"), BELL ATLANTIC MOBILE OF ROCHESTER, L.P., a New York limited partnership ("BA Rochester"), NEW YORK SMSA LIMITED PARTNERSHIP, a New York limited partnership ("New York SMSA"), SYRACUSE SMSA LIMITED PARTNERSHIP, a New York limited partnership ("Syracuse SMSA" and, together with BA Rochester and New York SMSA, the "Term Borrowers"), COMMNET CELLULAR INC., a Colorado corporation ("CommNet"), PCS NUCLEUS, L.P., a Delaware limited partnership ("PCS Nucleus"), VODAFONE AIRTOUCH LICENSES LLC, a Delaware limited liability company ("AirTouch Licenses"), TU ACQUISITIONCO, LLC, a Delaware limited liability company ("TU Acquisition" and, together with CommNet, PCS Nucleus and AirTouch Licenses, the "Initial Obligors"), the LENDERS party hereto, THE CHASE MANHATTAN BANK ("Chase") and CITIBANK, N.A. ("Citibank"), as Co-Administrative Agents (in such capacity, the "Administrative Agents", with each reference herein to the "Administrative Agent" in the singular meaning Chase), and Chase, as Funding Agent and Paying Agent.

                     The parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

                     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                     "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                     "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Administrative Agent" is defined in the preamble to this Agreement.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Aggregate Applicable Percentage" means, with respect to any Lender, the percentage of the sum of the total Revolving Credit Commitments, Term Commitments and outstanding Term Loans represented by such Lender's Revolving Credit Commitment, Term Commitment and outstanding Term Loans. If the Revolving Credit Commitments have terminated or expired, the Aggregate Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

          "Aggregate Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Term Loans and its Revolving Credit Exposure at such time.

          "AirTouch Licenses" means Vodafone AirTouch Licenses, LLC, a Delaware limited liability company.

          "Alliance Agreement" means the U.S. Wireless Alliance Agreement dated as of September 21, 1999, between the Sponsors.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Percentage" means, with respect to any Lender, the percentage of the total Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

          "Applicable Rate" means, for any day, (a) with respect to any Eurodollar Revolving Loan, (i) at all times prior to the Revolving Credit Termination Date, a rate equal to 0.24% per annum and (ii) thereafter, a rate equal to 0.315% per annum and (b) with respect to any Eurodollar Term Loan, a rate equal to 0.315% per annum.

          "Asset Sale" shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by any Borrower or any of its Subsidiaries to any person other than a Borrower or any Subsidiary of (a) any capital stock or other Equity Interests of any of its Subsidiaries (other than directors' qualifying shares) or (b) any other assets of a Borrower or any Subsidiary (other than inventory, excess, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business).

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          "Attributable Debt" means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

          "BA Rochester" means Bell Atlantic Mobile of Rochester, L.P., a New York limited partnership.

          "Back to Back Loans" means any Indebtedness made available to a member of the Restricted Group to the extent that the economic exposure of the creditor in respect of that Indebtedness (taking any related transaction together) is reduced by reason of that creditor (a) having recourse directly or indirectly to a deposit of cash or cash equivalent investments beneficially owned by any member of the Restricted Group placed, as part of a related transaction, with that creditor (or an Affiliate of that creditor) or a financial institution approved by that creditor or (b) having granted a funded sub-participation, or similar arrangement to a member of the Restricted Group.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrowers" means (i) prior to the Stage I Contribution Date, the Initial Obligors and (ii) on and subsequent to the Stage I Contribution Date, collectively, Cellco, the Term Borrowers and PCS Nucleus (until PCS Nucleus has been released of its obligations hereunder in accordance with Section 2.01(b)).

          "Borrowing" means (a) Committed Loans of the same Type and Class to the same Borrower, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) Swingline Loans made on the same date.

          "Borrowing Request" means a request by a Borrower for a Committed Borrowing in accordance with Section 2.03.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Cellco" means Cellco Partnership, a Delaware general partnership.

          "Change in Control" means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than a Sponsor or a subsidiary of a Sponsor, of Equity Interests representing a greater percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Cellco than the percentage of such aggregate ordinary voting power represented by the Equity Interests beneficially owned by the Sponsors and their subsidiaries taken as a whole.

          "Change in Control Date" is defined in Section 2.10(b).

          "Change in Control Option" is defined in Section 2.10(b).

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Competitive Loans or Swingline Loans.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Committed," means, when used to describe a Loan or Borrowing, that such Loan or Borrowing is a Term or Revolving Loan or Borrowing.

          "Commitments" means the Term Commitments and the Revolving Credit Commitments.

          "CommNet" means CommNet Cellular Inc., a Colorado corporation.

          "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

          "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

          "Competitive Bid Request" means a request by Cellco for Competitive Bids in accordance with Section 2.04.

          "Competitive Loan" means a Loan made pursuant to Section 2.04.

          "Consolidated Indebtedness" means, at any date, all Indebtedness (including all Capital Lease Obligations) of Cellco and its consolidated Subsidiaries at such date to the extent such Indebtedness should be reflected on a consolidated balance sheet of Cellco at such date in accordance with GAAP.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Declining Lender" is defined in Section 2.10(b).

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "Departing Lender" is defined in Section 2.10(b).

          "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

          "dollars" or "$" refers to lawful money of the United States of America.

          "EBITDA" means, for any period, the consolidated net income of Cellco and its consolidated Subsidiaries for such period plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization expense, (d) non-recurring restructuring charges, (e) extraordinary losses and (f) minority interest expense, minus, to the extent added in computing such consolidated net income for such period, (a) consolidated interest income, (b) extraordinary gains and (c) equity earnings in non- consolidated investments. Anything contained in this definition or elsewhere in this Agreement to the contrary notwithstanding, in calculating EBITDA for the four fiscal- quarter periods ending on the last day of the first, second and third full fiscal quarters that commence on or after the date hereof, respectively, EBITDA shall be deemed to equal EBITDA for (x) such first full fiscal quarter, multiplied by 4, (y) such first and second full fiscal quarters, multiplied by 2 and (z) such first, second and third full fiscal quarters, multiplied by 4/3, respectively. If Cellco acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the assets or property of any other Person, or engages in any Asset Sale permitted by Section 6.03(c), during any period in respect of which EBITDA is to be determined hereunder, such EBITDA will be determined on a pro forma basis as if such acquisition or such Asset Sale occurred on the first day of the relevant period.

          "Effective Date" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 10.02).

          "Environmental Laws" means all current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

          "Environmental Liability" means liabilities, obligations, claims, actions, suits, judgments or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to:
(a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any

Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

          "Event of Default" has the meaning assigned to such term in Article
VII.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or taxes on gross receipts imposed by any such jurisdiction as a result of the Administrative Agent, any Lender or any other recipient, as the case may be, being engaged in trade or business in such jurisdiction (other than by reason of making Loans pursuant to this Agreement or similar loans), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause
(a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Cellco under Section 2.18(b)), any withholding tax that
(i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to any withholding tax pursuant to Section 2.16(a), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.16(e).

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Financial Officer" means any of the chief financial officer, principal accounting officer, treasurer or controller of the applicable Person or, in the case of a partnership which has authorized one of its partners to act on its behalf, such partner.

          "Fixed Rate" means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

          "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Hazardous Materials" means (i) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, and radiofrequency ("RF") and electromagnetic field ("EMF") radiation or emissions; or (ii) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

          "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          "Held Out Properties" means the assets that are identified as "Held Out Properties" in Schedule 2.01(b).

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding letters of credit and letters of guaranty that support contingent obligations in connection with the process of acquiring spectrum licenses) and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Initial Obligors" means PCS Nucleus, TU Acquisition, AirTouch Licenses and CommNet.

          "Interest Election Request" means a request by a Borrower to convert or continue a Committed Borrowing in accordance with Section 2.07.

          "Interest Expense" means, for any period, the interest expense of Cellco and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December or any date on which such ABR Loan is paid or converted, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

          "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the day that is seven days thereafter or on the numerically corresponding day in the calendar month that is one, two, three or six months (or such other period as may be agreed by each Lender making Loans in such Borrowing, in the case of periods longer than 6 months, or by the Administrative Agent, for all other periods) thereafter, as the applicable Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Committed Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Lenders" means the Persons listed on Schedule 2.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lenders.

          "Lending Party" means (a) the Lenders, (b) the Administrative Agent,
(c) the beneficiaries of each indemnification obligation undertaken by any Borrower hereunder and (d) the successors and assigns of each of the foregoing.

          "Leverage Ratio" means, on the last day of any fiscal quarter, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for the period of four consecutive fiscal quarters of Cellco ended on such day.

          "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the average of the rates at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London offices of the Administrative Agents in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan Documents" means this Agreement and the PCS Nucleus Security Agreement and any subsidiary guarantee agreement executed pursuant to Section 6.01(e).

          "Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

          "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

          "Material Adverse Effect" means (i) prior to the Stage I Contribution Date, an effect on the financial condition of an Initial Obligor and its Subsidiaries, taken as a whole, that is material and adverse to the ability of such Initial Obligor to meet its payment obligations hereunder and (ii) on or after the Stage I Contribution Date, an effect on the financial condition of Cellco and its Subsidiaries, taken as a whole, that is material and adverse to the ability of Cellco to meet its payment or guarantee obligations hereunder.

          "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers and their Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of a Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

          "Material Subsidiary" means any one or more Subsidiaries of a Borrower that are members of the Restricted Group and that, as of the last day of fiscal quarter most recently ended on or prior to the date of determination, collectively have aggregate revenues that constitute more than 10% of the aggregate revenues of such Borrower and all its consolidated Subsidiaries, in each case determined in accordance with GAAP.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Assets" means, as to PCS Nucleus, the assets of PCS Nucleus minus its liabilities, but excluding any interests of PCS Nucleus in Cellco and including the principal amount of any note payable by Vodafone to PCS Nucleus.

          "New York SMSA" means New York SMSA Partnership, a New York partnership.

          "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "PCS Nucleus" means PCS Nucleus, L.P., a Delaware limited partnership.

          "PCS Nucleus Security Agreement" means the PCS Nucleus security agreement between PCS Nucleus and the Administrative Agent, substantially in the form of Exhibit C.

          "Permitted Encumbrances" means:

          (a) Liens arising out of retention of title provisions, or other security over documents of title, insurance policies and sale contracts, relating to the supply of goods in the ordinary course of business;

          (b) Liens existing upon acquisition of any asset or company not created in contemplation of the acquisition and not increased in amount (other than to the extent the Indebtedness secured by any such lien is available to be drawn under commitments existing at the time of acquisition);

          (c) Liens securing obligations to local or other Governmental Authorities;

          (d)  Liens over assets in Euro-Clear or another clearing system;

          (e) Liens arising out of cash management, netting or set off arrangements made between banks or financial institutions and any member of the Restricted Group in the ordinary course of business, or over any asset held with a clearing house;

          (f)  Liens for costs as security in pre-judgment court proceedings;

          (g) Liens created pursuant to attachment, garnishee orders or other process in connection with pre-judgment court proceedings;

          (h) Liens arising by operation of law in the ordinary course of trading and securing an amount not more than 60 days overdue or which is being contested in good faith;

          (i) Liens over shares in entities which are not members of the Restricted Group which do not secure borrowings of the Restricted Group;

          (j) to the extent the same constitute Liens, Capital Lease Obligations in respect of existing or future assets to the extent used to repay Indebtedness;

          (k) Liens comprising rights of set-off arising by operation of law or by agreement;

          (l) Liens for taxes or similar charges where adequate reserves are maintained;

          (m)  Liens securing workers' compensation or similar claims;

          (n) Liens under the PCS Nucleus Security Agreement and any other Liens created with the consent of the Required Lenders;

          (o) Liens over cash deposits securing indebtedness under defeased finance lease arrangements or Back to Back Loans;

          (p) Liens which replace any Liens listed in paragraphs (a) to (o) above, provided the amount secured is not increased;

          (q) other Liens where the secured amount does not exceed $300 million in aggregate;

          (r) Liens associated with existing PrimeCo-related Japanese leveraged lease transactions.

          (s)  Liens incurred in connection with the transactions permitted by
     Section 6.04(c) and 6.05(b).

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Prepayment Date" is defined in Section 2.10(b).

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "PrimeCo" means PrimeCo Personal Communications, L.P., a Delaware limited partnership.

          "Register" has the meaning set forth in Section 10.04.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

          "Required Lenders" means, at any time, Lenders having Aggregate Credit Exposures and unused Commitments representing more than 50% of the sum of the total Aggregate Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to
Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

          "Restricted Group" means Cellco, the Term Borrowers and the Initial Obligors and any other consolidated Subsidiary of Cellco (a) whose principal operations or assets are located in the United States or (b) whose revenues are primarily generated by operations licensed by telecommunications authorities in the United States.

          "Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Revolving Credit Commitments.

          "Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Revolving Credit Commitment is set forth on Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Credit Commitments is $4,700,000,000.

          "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its Swingline Exposure at such time.

          "Revolving Credit Lender" means any Lender with a Revolving Credit Commitment, a Swingline Exposure or an outstanding Revolving Loan.

          "Revolving Credit Termination Date" means April 2, 2001.

          "Revolving Loan" means a Loan made pursuant to Section 2.01(a)(i) or
(ii).

          "Revolving Maturity Date" means the Revolving Credit Termination Date; provided, that if Cellco shall have elected by notice to the Administrative Agent and the Lenders not more than 30 days prior to the Revolving Credit Termination Date to extend the Revolving Maturity Date, "Revolving Maturity Date" shall mean the first anniversary of the Revolving Credit Termination Date.

          "S&P" means Standard & Poor's.

          "Sale-Leaseback Transaction" means any arrangement whereby a Borrower or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within one year after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a "Sale-Leaseback Transaction".

          "Sponsors" means, collectively, Bell Atlantic Corporation and
Vodafone.

          "Stage I Contribution Date" shall mean the date (which shall be identified on a certificate executed by Cellco and delivered to the Administrative Agent) on which the Sponsors shall have contributed to Cellco substantially all the Stage I Scheduled Assets other than the Held Out Properties (including all Equity Interests held by the Sponsors and their subsidiaries in CommNet and PrimeCo and all the non-conflicted assets of PCS Nucleus and TU Acquisition) on terms and in a manner and scale consistent with the information and projections heretofore delivered to the Lenders.

          "Stage I Scheduled Assets" means the assets identified as "Contemplated Stage I Assets" in Schedule 2.01(b) but excluding any assets identified as "Conflicted Assets" thereon.

          "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" means a subsidiary of a Borrower.

          "Swingline Commitment" shall mean the commitments of the Swingline Lenders to make Swingline Loans in accordance with Section 2.05.

          "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any

Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

          "Swingline Lenders" means The Chase Manhattan Bank and Citibank, N.A., in their capacities as lenders of Swingline Loans hereunder.

          "Swingline Loan" means a Loan made pursuant to Section 2.05.

          "Syracuse SMSA" means Syracuse SMSA Limited Partnership, a New York limited partnership.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Term Availability Period" means the period from and including the later of the Effective Date and the Stage I Contribution Date to but excluding the earlier of September 30, 2000 and the date of termination of the Term Commitments.

          "Term Borrowers" means BA Rochester, New York SMSA and Syracuse SMSA.

          "Term Commitment" means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender's Term Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Term Commitment is set forth on Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders' Term Commitments is $386,455,000.

          "Term Lender" means any Lender with Term Commitment or an outstanding Term Loan.

          "Term Loan" means a Loan made pursuant to Section 2.01(a)(iii).

          "Term Maturity Date" means the date that is two years after the initial Borrowing of Term Loans hereunder.

          "Transactions" means the execution, delivery and performance by the Borrowers of this Agreement and the other

Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

          "TU Acquisition" means TU AcquisitionCo, LLC, a Delaware limited liability company.

          "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

          "Vodafone" means Vodafone AirTouch Plc, an English corporation.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to

Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Cellco notifies the Administrative Agent that Cellco requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                  ARTICLE II

                                  The Credits

          SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees (i) to make Revolving Loans to Initial Obligors on one occasion during the Revolving Availability Period before the Stage I Contribution Date in an aggregate principal amount that will not result in (A) such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment or (B) the aggregate principal amount of Revolving Loans made to CommNet, PCS Nucleus, TU Acquisition or AirTouch Licenses exceeding $741,138,708, $825,733,398, $109,716,763 or $1,416,411,134, respectively, (ii)
to make Revolving Loans to Cellco from time to time during the Revolving Availability Period after the Stage I Contribution Date in an aggregate principal amount that will not result in (A) such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment or (B) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Revolving Credit Commitments and (iii) to make

Term Loans to the Term Borrowers on up to three occasions with respect to each Term Borrower during the Term Availability Period in an aggregate principal amount not to exceed such Lender's Term Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, Cellco may borrow, prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

          (b) On the Stage I Contribution Date (i) CommNet shall automatically be released from its obligations hereunder (and such obligations shall automatically be assumed by Cellco), (ii) TU Acquisition shall automatically be released from its obligations hereunder (and such obligations shall automatically be assumed by Cellco), (iii) PCS Nucleus shall automatically be released from its obligations hereunder (and such obligations shall automatically be assumed by Cellco) and (iv) AirTouch Licenses shall automatically be released from its obligations hereunder (and such obligations shall automatically be assumed by Cellco).

          SECTION 2.02. Loans and Borrowings. (a) Each Committed Loan shall be made as part of a Borrowing consisting of Committed Loans made by the Lenders ratably in accordance with their respective applicable Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in
Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Subject to Section 2.13, (i) each Committed Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as Cellco may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Committed Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Committed Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Committed Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class. Notwithstanding the foregoing, (i) Borrowings by PCS Nucleus, TU Acquisition, CommNet and AirTouch Licenses may be in the amounts of $825,733,397.44, $109,716,762.14, $741,138,707.25 and $1,416,411,133.17,
respectively, and (ii) Borrowings by New York SMSA, BA Rochester and Syracuse SMSA may be in the amounts of $298,904,000, $38,709,000 and $48,842,000, respectively. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Revolving Borrowings or three Eurodollar Term Borrowings of any single Term Borrower outstanding.

          (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date (in the case of Revolving Borrowings) or after the Term Maturity Date (in the case of Term Borrowings).

          SECTION 2.03. Requests for Committed Borrowings. To request a Committed Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with
Section 2.02:

          (i)  the aggregate amount of the requested Borrowing;

          (ii) the date of such Borrowing, which shall be a Business Day;

          (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing and whether such Borrowing is to be a Term Borrowing or a Revolving Borrowing;

          (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (v) the location and number of the applicable Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Committed Borrowing is specified, then the requested Committed Borrowing shall be (i) an ABR Borrowing, if the applicable notice is given later than the time specified above for requesting a Eurodollar Borrowing and (ii) a Eurodollar Borrowing, in all other cases. If no Interest Period is specified with respect to any requested Eurodollar Committed Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the portion of the Revolving Availability Period after the Stage I Contribution Date, Cellco may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Revolving Credit Commitments. To request Competitive Bids, Cellco shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that Cellco may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid

Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by Cellco. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

          (i)   the aggregate amount of the requested Borrowing;

          (ii)  the date of such Borrowing, which shall be a Business Day;

          (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

          (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (v) the location and number of Cellco's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

          (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to Cellco in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive

Borrowing requested by Cellco) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

          (c) The Administrative Agent shall promptly notify Cellco by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

          (d) Subject only to the provisions of this paragraph, Cellco may accept or reject any Competitive Bid. Cellco shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of Cellco to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) Cellco shall not accept a Competitive Bid made at a particular Competitive Bid Rate if Cellco rejects a Competitive Bid made at a lower Competitive Bid Rate,
(iii) the aggregate amount of the Competitive Bids accepted by Cellco shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, Cellco may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by Cellco. A notice given by Cellco pursuant to this paragraph shall be irrevocable.

          (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

          (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to Cellco at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

          SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to Cellco from time to time during the portion of the Revolving Availability Period after the Stage I Contribution Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments; provided that the Swingline Lenders shall not be required to make Swingline Loans to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Cellco may borrow, prepay and reborrow Swingline Loans.

          (b) To request a Swingline Borrowing, Cellco shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Borrowing. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Borrowing and the maturity thereof, which shall be no more than five days after the date of such Borrowing. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from Cellco. The Swingline Lenders shall make each Swingline Loan available to Cellco by means of credits to the general deposit account of Cellco with the Administrative Agent by 3:00 p.m., New York City time, on the requested date of such Swingline Borrowing. Each Swingline Borrowing shall be comprised of Swingline Loans made in equal amount by the Swingline Lenders, and the obligations of the Swingline Lenders to make such Swingline Loans shall be several but not joint.

          (c) A Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of such Swingline Lender's outstanding Swingline Loans. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of applicable Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify Cellco of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lenders. Any amounts received by a Swingline Lender from Cellco in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lenders, as their interests may appear. The purchase of participations in a Swingline

Loan pursuant to this paragraph shall not relieve Cellco of any default in the payment thereof.

          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrowers by promptly (i) crediting the amounts so received, in like funds, to an account maintained with the Administrative Agent in New York City or (ii) by wire transfer of immediately available funds to an account maintained with another financial institution, in each case as designated by the applicable Borrower in the applicable Borrowing Request or Competitive Bid Request.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.07. Interest Elections. (a) Each Committed Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Committed Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Committed Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

          (b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Eurodollar Committed Borrowing. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Committed Borrowing prior to the time specified in Section 2.07(b), then, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Committed Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Committed Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Credit Commitments and the Swingline Commitments shall terminate on the Revolving Credit Termination Date. The Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the last day of the Term Availability Period, and shall be permanently reduced on the date each Term Loan is made by the aggregate amount of Term Loans made on such date.

          (b) The Commitments shall automatically terminate on the day, if any, that the Loans become prepayable under Section 2.10(c).

          (c) The Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of such Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, and (ii) the Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Revolving Credit Commitments.

          (d) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (c) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice of any Class delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments pursuant to this Section 2.08 shall be permanent. Except as provided in Section 2.10(b), each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective applicable Commitments.

          SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan made to it on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Competitive Loan made to it by such Revolving Credit Lender on the last day of the Interest Period applicable to such Loan,
(iii) to the Swingline Lenders the then unpaid principal amount of each Swingline Loan made to it on the earliest of (A) the Revolving Credit Maturity Date, (B) the maturity date of such Swingline Loan, as notified to the Swingline Lenders in the applicable request therefor and (C) the next date on which a Revolving Borrowing or Competitive Borrowing is made, and (iv) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan made to it on the Term Maturity Date.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each

Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and
(iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d)  The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, each Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.10. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, in a minimum aggregate principal amount of $10,000,000 (or the remaining principal balance, if lower) and subject to prior notice in accordance with paragraph (d) of this Section; provided that the Borrowers shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

          (b) In the event a Change in Control occurs, Cellco shall give notice thereof to the Administrative Agent and the Lenders within three Business Days following such Change in Control. Such notice shall identify the date (the "Change in Control Date" on which such Change in Control occurred and offer to each Lender the option (the "Change in Control Option") to have its Loans prepaid and its Commitments terminated on the thirty-fifth day (or the next succeeding Business Day if such day is not a Business Day) after the Change in Control Date (the "Prepayment Date").

Each Lender may respond to Cellco's notice of the Change in Control by (i) declining the option to have its Loans prepaid and its Commitments terminated (in which case such Lender is referred to herein as a "Declining Lender"), or
(ii) exercising the option to have its Loans prepaid and its Commitments terminated (in which case such Lender is referred to herein as a "Departing Lender"), in each case by notice to Cellco with a copy to the Administrative Agent no later than the thirtieth day following such Change in Control. Any Lender that does not respond to the Change in Control Notice by such thirtieth day shall be deemed to have irrevocably declined and permanently waived the Change in Control Option with respect to the relevant Change in Control. On the Prepayment Date, the Borrowers shall prepay the Loans of the Departing Lenders and the Commitments of the Departing Lenders shall be automatically terminated.

          (c) The Borrowers shall prepay all the Loans and all the Commitments shall be automatically terminated on the earlier of (i) the date that is seven Business Days after the initial Borrowing hereunder or (ii) the date that is thirty days after the date hereof, if the Stage I Contribution Date has not occurred by such earlier date.

          (d) The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lenders) by telephone (confirmed by telecopy) of any prepayment under clause (a) above (i) in the case of prepayment of a Eurodollar Committed Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Committed Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Committed Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Committed Borrowing shall be in an amount that would be permitted in the case of an advance of a Committed Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Committed Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

          SECTION 2.11. Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the rate of 0.06% per annum on the daily amount of the Commitments of such Lender (whether used or unused) (or, after any Commitments shall have terminated, the daily outstanding amount of the Loans made pursuant to such Commitments) during the period from and including the date hereof to but excluding the date on which the Commitments shall have terminated and all Loans shall have been repaid. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing June 30, 2000, and on the date on which the Commitments of any Class shall have terminated and the Loans made pursuant thereto shall have been repaid, commencing on the first such date to occur after the date hereof. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

          SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Committed Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

          (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

          (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph
(a) of this Section.

          (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Committed Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines in its good faith professional judgment (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not exceed the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Committed Borrowing to, or continuation of any Committed Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Committed Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrowers for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by Cellco for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and
(B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

          SECTION 2.14.  Increased Costs. (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or any other Loan Document or Eurodollar Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or any other Loan Document or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c) A certificate of an officer of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and, provided that such certificate shall set forth in reasonable detail the basis for and calculation of such amount or amounts, shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          (e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

          SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar

Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Committed Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for any actual loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be comprised of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of an officer of a Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and, provided that such certificate shall set forth in reasonable detail the basis for and calculation of such amount or amounts, shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

          SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrowers severally (and not jointly) shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by an officer of a Lender, or by an officer of the Administrative Agent on its own behalf or on behalf of a Lender, shall, provided that such certificate shall set forth in reasonable detail the basis for and calculation of the amount of such payment or liability, be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall , upon written request from the Administrative Agent, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of directly relevant portions of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate.

          (f) If the Administrative Agent or a Lender determines reasonably and in good faith that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the written request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required by force of law to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it reasonably and in good faith deems confidential) to the Borrowers or any other Person.

          SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of interest and fees then due hereunder ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Committed Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Committed Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Committed Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered (whether by court ordered recovery or settlement of a pending or threatened claim), such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any other Loan Document or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrower will not make such payment, the Administrative

Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use all commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Swingline Lenders), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in avoidance of, or reduction in, such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

                                  ARTICLE III

                        Representations and Warranties

          Each Borrower, individually and solely on behalf of itself, represents and warrants to the Lenders that:

          SECTION 3.01. Organization; Powers. Each of such Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 3.02. Authorization; Enforceability. The Transactions are within such Borrower's partnership or corporate powers and have been duly authorized by all necessary corporate or partnership and, if required, partner or stockholder action. Each Loan Document to which such

Borrower is a party has been duly executed and delivered by such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03.  Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by such Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of such Borrower or any of its Subsidiaries, except as may be contemplated herein.

          SECTION 3.04. No Material Adverse Change. (i) In the case of an Initial Obligor, since September 30, 1999 (or such later date as such Initial Obligor may have been formed) and through the Stage I Contribution Date, there has been no change in the financial condition of such Initial Obligor and its Subsidiaries, taken as a whole, that would have a material adverse effect on the ability of such Initial Obligor to meet its payment obligations hereunder and
(ii) in the case of Cellco, since the Stage I Contribution Date (or, following the delivery of the first financial statements delivered pursuant to Section 5.01(b), if such financial statements are not materially and adversely different from the projections heretofore delivered to the Lenders, since the date of the most recent financial statements delivered pursuant to Section 5.01(b)), there has been no change in the financial condition of Cellco and its Subsidiaries, taken as a whole, that would have a material adverse effect on the ability of Cellco to meet its payment or guarantee obligations hereunder.

          SECTION 3.05. Properties. (a) Each of such Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (b) Each of such Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Borrower, threatened against or affecting such Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any Loan Document or the Transactions.

          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of such Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject in any suit, action or proceeding to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          SECTION 3.07. Compliance with Laws and Agreements. Each of such Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 3.08. Investment and Holding Company Status. None of such Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.09. Taxes. Each of such Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.11. Disclosure. Such Borrower has disclosed to the Lenders all agreements, instruments and corporate or other matters which by their terms contain restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information (including the "Financial Projections -- Banking Case" dated March 8, 2000) furnished by or on behalf of such Borrower to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to information by way of projections, estimates or other expressions of view as to future circumstances, including projected financial information, such Borrower represents only that such information was prepared in good faith and based upon assumptions believed to be reasonable at the time of disclosure.

          SECTION 3.12. Representations of Initial Obligors. In the case of an Initial Obligor prior to the Stage I Contribution Date, (a) upon completion of the initial Borrowing hereunder and the application of the proceeds of such Borrowing in accordance with Section 5.08, such Initial Obligor has no outstanding Indebtedness other than Indebtedness to Vodafone or its subsidiaries that is subordinate in right of payment to the Loans and (b) such Initial Obligor has no knowledge of any event or condition that would prevent the Stage I Contribution Date from occurring on or prior to the date specified in Section 2.10(c).

                                  ARTICLE IV

                                  Conditions

          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Sullivan & Cromwell, special counsel for the Initial Obligors, (ii) Megan Pierson, Esq., in-house counsel for the Initial Obligors and (iii) Morgan, Lewis & Bockius, special counsel for Cellco and the Term Borrowers (which opinion may rely upon an opinion of Jonathan Ratner, Esq., in-house counsel to Cellco, a copy of which will be provided to the Administrative Agent and the Lenders), substantially in the forms provided in Exhibit B, and covering such other matters relating to the Borrowers, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

          (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

          (f) The Administrative Agent shall have received counterparts of the PCS Nucleus Security Agreement executed by all parties thereto.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on April 28, 2000 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (except for a continuation or conversion of a Borrowing that does not increase the principal amount thereof) is subject to the satisfaction of the following conditions:

          (a) The representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing; provided, that the representation in Section 3.04 need not be made by the Borrowers on the occasion of any Borrowing on or after the first date on which Cellco has obtained senior unsecured corporate credit ratings of at least BBB from S&P and at least Baa2 from Moody's.

          (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing (except for a continuation or conversion of a Borrowing that does not increase the principal amount thereof) shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

                                   ARTICLE V

                             Affirmative Covenants

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower, individually, and solely on behalf of itself, covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements and Other Information. Subsequent to the Stage I Contribution Date, Cellco will furnish to the Administrative Agent and each Lender:

          (a) within 100 days after the end of each fiscal year of Cellco, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case, commencing with the fiscal year ending December 31, 2001, in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Cellco and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of Cellco, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case, commencing with the first full fiscal quarter beginning on or after the first anniversary hereof, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Cellco and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Cellco (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d) promptly after the same become publicly available, notice of all periodic and other reports, proxy statements and other materials filed by Cellco or any of its Material Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

          (e) promptly following any request therefor, such other non-confidential information regarding the operations, business affairs and financial condition of such Borrower or any of its Material Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

          SECTION 5.02. Notices of Material Events. Such Borrower will furnish to the Administrative Agent and each Lender, or have furnished on its behalf, prompt written notice of any of the following that affect such Borrower:

          (a)  the occurrence of any Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such Borrower or any Affiliate thereof (i) for which there is a reasonable possibility of an adverse determination, and (ii) that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and the Subsidiaries in an aggregate amount exceeding $150,000,000; and

          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the delivering Borrower setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Existence; Conduct of Business. Such Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

          SECTION 5.04. Payment of Obligations. Such Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and
(c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.05. Maintenance of Properties; Insurance. Such Borrower will, and will cause each of its

Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain directly, or have maintained on its behalf, with financially sound and reputable insurance companies, insurance in such amounts, with such retention limits and against such risks as are, taken as a whole, reasonably consistent with coverages customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          SECTION 5.06. Books and Records; Inspection Rights. Such Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Such Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 5.07. Compliance with Laws. Such Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.08. Use of Proceeds. The proceeds of the Term Loans will be used by the Term Borrowers for general corporate purposes, including to refinance existing Indebtedness, to effectuate cash distributions or to accomplish such other actions deemed necessary or advisable in the sole discretion of Cellco and the Term Borrowers in furtherance of the transactions contemplated by the Alliance Agreement. The proceeds of the Revolving Loans will be used (a) by the Initial Obligors to repay existing intercompany indebtedness to Vodafone and to pay a cash distribution to AirTouch Communications, Inc. in an amount of approximately $1,416,411,000 and (b) by Cellco to pay a cash distribution to AirTouch Communications, Inc. in an amount of approximately $907,000,000 and for general corporate purposes, including commercial paper backup and to refinance existing Indebtedness, to effectuate cash distributions or to accomplish such other actions deemed necessary or advisable in the sole discretion of Cellco in furtherance of the transactions contemplated by the Alliance Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

                                  ARTICLE VI

                              Negative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Borrower, individually, and solely on behalf of itself, covenants and agrees with the Lenders that:

          SECTION 6.01. Subsidiary Indebtedness. Such Borrower will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Indebtedness, except:

          (a)  Indebtedness created hereunder;

          (b)  Indebtedness existing on the date hereof and set forth in
     Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

          (c) Indebtedness of any Subsidiary to a Borrower or any other Subsidiary;

          (d) Indebtedness of a Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $200,000,000 at any time outstanding;

          (e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary or (ii) (A) such Indebtedness, together with all other Indebtedness permitted by this clause (e), does not exceed $1,000,000,000 in the aggregate, (B) such Subsidiary guarantees the obligations of Cellco hereunder (subject to a maximum guaranteed amount equal to the amount of such Indebtedness) pursuant to a guarantee in the form of Exhibit D and (C) such guarantee is on a pari passu basis with such Indebtedness and shares equally and ratably in any collateral securing such Indebtedness;

                     (f) Indebtedness of any Subsidiary as an account party in respect of letters of credit in the ordinary course of business;

                     (g) Indebtedness incurred in the transactions permitted by Section 6.04(c) and 6.05(b); and

                     (h) other unsecured Indebtedness in an aggregate principal amount not exceeding $200,000,000 at any time outstanding; provided that the sum of (i) the aggregate principal amount of Indebtedness of the Subsidiaries permitted by this clause (h), (ii) the aggregate principal amount of Indebtedness secured by Liens permitted by clause
           (q) of the definition of "Permitted Encumbrance" and (iii) the Attributable Debt permitted by Section 6.05(b), shall not exceed $700,000,000 at any time outstanding.

                     SECTION 6.02. Liens. Such Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                     (a) Permitted Encumbrances; and

                     (b) any Lien on any property or asset of such Borrower or any of its Subsidiaries existing on the date hereof and set forth in
           Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or any of its Subsidiaries and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.

                     SECTION 6.03. Fundamental Changes. (a) Such Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), and such Borrower will not liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into a Borrower in a transaction in which a Borrower is the surviving corporation and (ii) any Borrower may sell all or substantially all of the Equity Interests of a Subsidiary in a transaction permitted by clause (c) below.

                     (b) Such Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than telecommunications and businesses reasonably related thereto.

                     (c) Such Borrower will not, and will not permit any of its Subsidiaries to, engage in any Asset Sale unless such Asset Sale is (i) on arms'-length terms that are, in the opinion of such Borrower, at fair market value, (ii) required by law or regulation or (iii) made in good faith for the purpose of carrying on the business of such Borrower or such Subsidiary and for which it is reasonable to believe that such Asset Sale would benefit such Borrower or such Subsidiary.

                     SECTION 6.04. Transactions with Affiliates. Such Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any material property or assets to, or purchase, lease or otherwise acquire any material property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) pursuant to the Alliance Agreement and the agreements and transactions contemplated therein or expressly permitted thereby, (b) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (c) in connection with monetization activities relating to tower facilities and related assets pursuant to arrangements existing as of the date hereof or (d) in transactions between or among a Borrower and its Subsidiaries.

                     SECTION 6.05.  Sale and Leaseback Transactions.
Such Borrower will not, and will not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction except:

                     (a) Sale-Leaseback Transactions to which a Borrower or any Subsidiary is a party as of the date hereof;

                     (b) Sale-Leaseback Transactions in connection with monetization activities relating to tower facilities and related assets pursuant to arrangements existing as of the date hereof; and

                     (c) other Sale-Leaseback Transactions; provided that the sum of (i) the aggregate principal amount of Indebtedness of the Subsidiaries permitted by Section 6.01(h), (ii) the aggregate principal amount of Indebtedness secured by Liens permitted by clause
           (q) of the definition of "Permitted Encumbrance" and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by this Section 6.05(b), shall not exceed $700,000,000 at any time outstanding.

                     SECTION 6.06. Restrictive Agreements. Such Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to a Borrower or any other Subsidiary or to Guarantee Indebtedness of a Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or regulation or by the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.06 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (iv) the foregoing shall not apply to restrictions and conditions associated with the Alliance Agreement and the agreements and transactions contemplated therein or expressly permitted thereby.

                     SECTION 6.07. Leverage Ratio. Cellco will not permit the Leverage Ratio at the end of any full fiscal quarter that commences on or after the date hereof to exceed 3.75 to 1.00.

                                   ARTICLE VII

                                Events of Default

                     If any of the following events ("Events of Default") shall occur :


                     (a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                     (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

                     (c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Material Subsidiary in or in connection with any Loan Document or any amendment, modification or waiver hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment, modification or waiver hereof or thereof, shall prove to have been incorrect in a material respect when made or deemed made;

                     (d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of any Borrower) or 5.08 or in Article VI (other than any such failure, with respect to a covenant, condition or agreement in Sections 6.01, 6.04, 6.05 or 6.06 that is capable of cure within 30 days, is subject to such Borrower's active efforts to effect such a cure within 30 days and is not materially prejudicial to the interests of the Lenders during such 30 days);

                     (e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to such Borrower (which notice will be given at the request of any Lender);

                     (f) any Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after any grace periods applicable thereto;

                     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                     (i) a Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                     (j) a Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                     (k) one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 shall be rendered against any Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Material Subsidiary to enforce any such judgment; or

                     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and the Subsidiaries in an aggregate amount exceeding $150,000,000;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and
(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or
(i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

                                  ARTICLE VIII

                            The Administrative Agent

                     Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into
(i) any statement, warranty or representation made in or in connection with any Loan

Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, with the prior written consent of Cellco (which consent shall not be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring

Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

                     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX

                                Cellco Guarantee

           SECTION 9.01. Guarantee. Cellco unconditionally guarantees (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Term Borrowers to the Lenders under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Term Borrowers under or pursuant to this Agreement and the other Loan Documents (all the monetary and other obligations referred to in the preceding clauses (a) and (b) being collectively referred to as the "Obligations"). Cellco further agrees that the Obligations of any Term Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

           SECTION 9.02. Obligations Not Waived. To the fullest extent permitted by applicable law, Cellco waives presentment to, demand of payment from and protest to the Term Borrowers of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of Cellco under this
Article IX shall not be affected by (a) the failure of the Administrative Agent or any other Lending Party to assert any claim or demand or to enforce or exercise any right or remedy against any Term Borrower or any other guarantor of the Obligations under the provisions of this Agreement or any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions hereunder or under any Guarantee or any other agreement, including with respect to any other guarantor of the Obligations or (c) the failure to perfect any security interest in, or the release of, any security held by or on behalf of the Administrative Agent or any other Lending Party.

           SECTION 9.03. Guarantee of Payment. Cellco further agrees that its guarantee under this Article IX constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Lending Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Lending Party in favor of any Term Borrower or any other person.

                     SECTION 9.04. No Discharge or Diminishment of Guarantee. The obligations of Cellco under this Article IX shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Cellco under this Article IX shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Lending Party to assert any claim or demand or to enforce any remedy hereunder or under any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of Cellco or that would otherwise operate as a discharge of Cellco as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

           SECTION 9.05. Defenses of Other Borrowers Waived. To the fullest extent permitted by applicable law, Cellco waives any defense based on or arising out of any defense of any Term Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Term Borrower, other than the final and indefeasible payment in full in cash of the Obligations. The Administrative Agent and the other Lending Parties may, at their election, compromise or adjust any part of the Obligations or make any other accommodation with any Term Borrower or exercise any other right or remedy available to them against any Term Borrower, without affecting or impairing in any way the liability of Cellco hereunder, except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. To the fullest extent permitted by applicable law, Cellco waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Cellco against any term Borrower or any other guarantor, as the case may be, or any security.

           SECTION 9.06. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Lending Party has at law or in equity against the Borrowers or by virtue hereof, upon the failure of any Term Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Cellco hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Lending Party as designated thereby in cash the amount of such unpaid Obligations. Upon payment by Cellco of any sums to the Administrative Agent or any Lending Party as provided above, all rights of Cellco against the Term Borrowers arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Term Borrower now or hereafter held by Cellco is hereby subordinated in right of payment to the prior payment in full of the Obligations. If any amount shall erroneously be paid to Cellco on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of a Term Borrower, such amount shall be held in trust for the benefit of the Lending Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms hereof.

                                    ARTICLE X

                                  Miscellaneous

                     SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                     (a) if to Cellco or a Term Borrower, to it in care of Cellco at 180 Washington Valley Road, Bedminster, New Jersey 07921, Attention of Chief Financial Officer, with a copy to Associate General Counsel, Business Development and Finance (Telecopy No. (908) 306-7329) and a copy to Bell Atlantic Financial Services, Inc., Attention of Chief Financial Officer (Telecopy No. (302) 761-4229);

                     (b) if to an Initial Obligor, to it in care of Vodafone AirTouch Plc., One California Street, 17th Floor, San Francisco, CA 94111, Attention of Deputy Group Treasurer (Telecopy No. (415) 658-
           2219);

                     (c) if to the Administrative Agent or to Chase, as Swingline Lender, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Ms. Gloria Javier (Telecopy No. (212) 552-
           5700), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York 10017, Attention of Ms. Connie Coleman (Telecopy No. (212) 270-
           4584);

                     (d) if to Citibank, as Swingline Lender, to it at 2 Penns Way, Newcastle, DE 19720, Attention of Ms. Suzanne Scott (Telecopy No. (302) 894-6120); and

                     (e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                     SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

                     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required

Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,
(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders or Lenders of any Class required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release Cellco from, or limit its obligations under Article IX of this Agreement, without the written consent of each Lender,
(vii) release all or substantially all of the collateral pledged under the PCS Nucleus Security Agreement (except as contemplated therein), without the written consent of each Lender or (viii) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused commitments of each adversely affected class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent or the Swingline Lenders, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Swingline Lenders) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

                     SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any external counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

                     (b) The Borrowers, jointly and severally, shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any external counsel for any Indemnitee, incurred by or asserted against any Indemnitee to the extent directly arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by a Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to a Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

                     (c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or a Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the applicable Swingline Lender, as the case may be, such Lender's Aggregate Applicable Percentage, in the case of payments to the Administrative Agent, or Applicable Percentage, in the case of payments to a Swingline Lender (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Swingline Lender in its capacity as such.

                     (d) To the extent permitted by applicable law, the parties hereto shall not assert, and each of them hereby waives, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

                     (e) All amounts due under this Section shall be payable not later than five Business Days after receipt of written demand therefor.

                     SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments of any Class and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of Cellco and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Lender's obligations in respect of its Swingline Exposure, the Swingline Lenders) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment of any Class, the amount of the Commitments and outstanding Loans of any Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $25,000,000 unless each of Cellco and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to Loans and Commitments of any Class, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of a Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                     (c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                     (e) Any Lender may, without the consent of the Borrowers, the Administrative Agent or either Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and Loans of any Class); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph
(f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

                     (f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Cellco's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Cellco is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

                     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                     SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

                     SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the letter agreements (other than the commitment letter) dated March 15, 2000 and any separate letter agreements with respect to fees or services constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in
 Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                     SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                     SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such

Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                     SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                     (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their properties in the courts of any jurisdiction.

                     (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                     SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                     SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                     SECTION 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of Cellco or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, "Information" means all information received from the Borrowers relating to the Borrowers or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                     SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                     SECTION 10.14. Non-Recourse. None of the Sponsors, any partner in Cellco and the general partner of PCS Nucleus shall have any liability to the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall have no recourse to the assets of the Sponsors, any partner in Cellco or the general partner of PCS Nucleus (other than the Borrowers and their assets), in respect of, the Borrowers' obligations hereunder. In respect of the Loans borrowed by PCS Nucleus hereunder, the Administrative Agent and the Lenders shall have recourse in respect of such Loans only against the collateral pledged under the PCS Nucleus Security Agreement and against Cellco in accordance with clause (b) of Section 2.01. Furthermore, neither the Term Borrowers at any time, nor Cellco prior to the Stage I Contribution Date, shall have any liability to the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall have no recourse to the assets of the Term Borrowers nor to the assets of

Cellco prior to the Stage I Contribution Date, in respect of, the obligations of the Initial Obligors.

                     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CELLCO PARTNERSHIP

       by    NYNEX PCS INC.,
             its Managing General Partner,

             by /s/David H. Benson
               -----------------------------
               Name:  David H. Benson
               Title: Vice President and Chief
                      Financial Officer

BELL ATLANTIC MOBILE OF
ROCHESTER, L.P.,

   by Upstate Cellular Network,
      its General Partner,

      by Cellco Partnership,
         its General Partner,

         by NYNEX PCS INC.,
            its Managing General Partner,

                by /s/David H. Benson
                   -------------------------
                   Name:  David H. Benson
                   Title: Vice President and Chief
                          Financial Officer

NEW YORK SMSA LIMITED PARTNERSHIP,

  by Cellco Partnership,
     its General Partner

     by NYNEX PCS INC.,
        its Managing General Partner

        by /s/David H. Benson
           --------------------------------
           Name:  David H. Benson
           Title: Vice President and Chief
                  Financial Officer

SYRACUSE SMSA LIMITED PARTNERSHIP,

   by Upstate Cellular Network,
      its General Partner

      by Cellco Partnership,
         its General Partner and Manager

         by NYNEX PCS INC.,
            its Managing General Partner

                by /s/David H. Benson
                  -------------------------------
                  Name:  David H. Benson
                  Title: Vice President and Chief
                         Financial Officer

COMMNET CELLULAR INC.,

       by /s/David K. Hall
         -----------------------------------
         Name:  David K. Hall
         Title: Authorized Signatory

PCS NUCLEUS, L.P.,

       by AIRTOUCH PCS HOLDING, INC.,
          its General Partner

             by /s/David K. Hall
                ----------------------------
                Name:  David K. Hall
                Title: Authorized Signatory

TU ACQUISITIONCO, LLC,

       by JV PARTNERCO, LLC,

             by  AIRTOUCH COMMUNICATIONS, INC.,
                 as single member,

                              by /s/David K. Hall
                                ---------------------------
                                Name:  David K. Hall
                                Title: Authorized Signatory

VODAFONE AIRTOUCH LICENSES LLC,

       by JV PARTNERCO, LLC,
          as single member

             by AIRTOUCH COMMUNICATIONS, INC.,
                as single member

                              by /s/David K. Hall
                                ----------------------------
                                Name:  David K. Hall
                                Title: Authorized Signatory

THE CHASE MANHATTAN BANK,
individually and as Co-Administrative
Agent, Funding Agent and Paying
Agent,

       by /s/Constance M. Coleman
          ---------------------------------
          Name:  Constance M. Coleman
          Title: Vice President

CITIBANK, N.A., as Co-Administrative
Agent,

       by /s/Wajeeh Faheem
          ---------------------------------
          Name:  Wajeeh Faheem
          Title: Attorney-in-fact

BANK OF AMERICA, N.A.,

       by /s/Anthony M. Cacheria
          ---------------------------------
          Name:  Anthony M. Cacheria
          Title: Managing Director

FIRST UNION NATIONAL BANK,

       by /s/Mark M. Harden
          ---------------------------------
          Name:  Mark M. Harden
          Title: Senior Vice President

NATIONAL AUSTRALIA BANK LIMITED,
A.C.N. 004044937,

       by /s/Justine F. McCarty III
          ---------------------------------
          Name:  Justine F. McCarty III
          Title: Vice President


TORONTO DOMINION (TEXAS), INC.,

       by /s/Carol Brandt
          ---------------------------------
          Name:  Carol Brandt
          Title: Vice President